Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Melissa McHenry	Bette Jo Rozsa
Director, External Communications	Managing Director, Investor Relations
614/716-1120	614/716-2840
FOR IMMEDIATE RELEASE

AEP REPORTS SOLID 2019 FIRST-QUARTER EARNINGS

•	First-quarter 2019 earnings $1.16 per share GAAP and $1.19 per share operating

•	Company reaffirms 2019 operating earnings guidance

•	Investments in regulated businesses to benefit customers support continued earnings growth

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31
	2019	2018	Variance
Revenue ($ in billions):	4.1	4.0	0.1
Earnings ($ in millions):
GAAP	572.8	454.4	118.4
Operating (non-GAAP)	584.8	473.2	111.6
EPS ($):
GAAP	1.16	0.92	0.24
Operating (non-GAAP)	1.19	0.96	0.23

EPS based on 493 mm shares in 1Q 2019, 492 mm shares in 1Q 2018

COLUMBUS, Ohio, April 25, 2019 - American Electric Power (NYSE: AEP) today reported first-quarter 2019 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $573 million or $1.16 per share, compared with $454 million or $0.92 per share in first-quarter 2018. Operating earnings for first-quarter 2019 were $585 million or $1.19 per share, compared with first-quarter 2018 operating earnings of $473 million or $0.96 per share. Operating earnings is a non-GAAP measure representing GAAP earnings excluding special items. The difference between first-quarter 2019 GAAP earnings and operating earnings was due to the mark-to-market impact of economic hedging activities and severance charges.
A full reconciliation of GAAP earnings to operating earnings for the quarter is included in the tables at the end of this news release.
“Our solid performance in the first quarter was driven by our continued focus on needed strategic investments to enhance service for our customers and to maintain a robust, resilient energy grid. Our Transmission Holding Co. business also continues to grow, contributing 25 cents per share for the quarter, an increase of 4 cents from the same period last year. Net plant for AEP Transmission Holding Co. increased $1.4 billion, or 19%, since March 2018,” said Nicholas K. Akins, AEP chairman, president and chief executive officer.
“We’ve also made significant progress on our strategy to grow our renewable energy business and diversify our generation fuel mix. We completed the purchase of 724 megawatts of contracted wind and battery generation April 22. This $1.05 billion acquisition accelerated our plan to invest $2.2 billion in competitive, contracted renewables by 2023. The attractive returns associated with these wind farms will be immediately accretive to earnings and solidify our projected 5% to 7% earnings growth rate.
“Weather for the quarter was normal but below the same period last year. Our overall load growth declined slightly in the first quarter; however, we are seeing positive economic signals. Residential sales increased nearly 1% in the quarter reflecting both higher customer counts and usage. Industrial sales were lower year-over-year as the impact of a strong U.S. dollar and more restrictive trade policies challenged export manufacturers in the states we serve. There was growth in the oil and gas sector this quarter as oil prices recovered, and we expect that to continue throughout 2019 as new oil and gas projects come online. We also saw job increases across our service territory. The unemployment rate in the states we serve is the lowest it has been in the last 30 years.
“The positive results this quarter reflect timing of lower operations and maintenance spending and some income tax benefits that will net out over the remainder of 2019. Our earnings performance was aligned with our expectations, and we remain confident reaffirming our 2019 operating earnings guidance of $4.00 to $4.20 per share,” Akins said.

SUMMARY OF RESULTS BY SEGMENT
$ in millions

GAAP Earnings	1Q 19	1Q 18	Variance
Vertically Integrated Utilities (a)	302.4	231.2	71.2
Transmission & Distribution Utilities (b)	156.5	125.4	31.1
AEP Transmission Holdco (c)	124.2	104.0	20.2
Generation & Marketing (d)	40.1	18.2	21.9
Corporate and Other	(50.4)	(24.4)	(26.0)
Total GAAP Earnings	572.8	454.4	118.4

Operating Earnings (non-GAAP)	1Q 19	1Q 18	Variance
Vertically Integrated Utilities (a)	310.8	231.2	79.6
Transmission & Distribution Utilities (b)	156.6	125.4	31.2
AEP Transmission Holdco (c)	124.2	104.0	20.2
Generation & Marketing (d)	43.1	37.0	6.1
Corporate and Other	(49.9)	(24.4)	(25.5)
Total Operating Earnings (non-GAAP)	584.8	473.2	111.6

A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

(a)	Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Company of Oklahoma, Southwestern Electric Power and Wheeling Power.

(b)	Includes Ohio Power and AEP Texas.

(c)	Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures.

(d)	Includes AEP OnSite Partners, AEP Renewables, competitive generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO.

EARNINGS GUIDANCE
AEP management reaffirmed its 2019 operating earnings guidance range of $4.00 to $4.20 per share. Operating earnings could differ from GAAP earnings for matters such as impairments, divestitures or changes in accounting principles. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.
Reflecting special items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $3.97 to $4.17 per share. See the table below for a full reconciliation of 2019 earnings guidance.

2019 EPS Guidance Reconciliation

Estimated EPS on a GAAP basis	$3.97	to	$4.17

Mark-to-Market impact of commodity hedging activities		0.01

Severance charges		0.02

Operating EPS Guidance	$4.00	to	$4.20

WEBCAST
AEP’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. Eastern today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, a non-GAAP measure representing GAAP earnings excluding special items as described in the news release and charts, provide another representation for investors to evaluate the performance of the company’s ongoing business activities. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company uses operating earnings data internally to measure performance against budget, to report to AEP’s Board of Directors and also as an input in determining performance-based compensation under the company’s employee incentive compensation plans.
American Electric Power, based in Columbus, Ohio, is focused on building a smarter energy infrastructure and delivering new technologies and custom energy solutions to our customers. AEP’s approximately 18,000 employees operate and maintain the nation’s largest electricity transmission system and more than 219,000 miles of distribution lines to efficiently deliver safe, reliable power to nearly 5.4 million regulated customers in 11 states. AEP also is one of the nation’s largest electricity producers with more than 32,000 megawatts of diverse generating capacity, including more than 5,000 megawatts of renewable energy. AEP’s family of companies includes utilities AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, AEP

Energy Partners, AEP OnSite Partners, and AEP Renewables, which provide innovative competitive energy solutions nationwide. For more information, visit aep.com.
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This report made by American Electric Power and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: changes in economic conditions, electric market demand and demographic patterns in AEP service territories; inflationary or deflationary interest rate trends; volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material; electric load and customer growth; weather conditions, including storms and drought conditions, and AEP’s ability to recover significant storm restoration costs; the cost of fuel and its transportation, the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel; availability of necessary generating capacity, the performance of AEP’s generating plants and the availability of fuel; AEP’s ability to recover fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire renewable generation, transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms and to recover those costs; new legislation, litigation and government regulation, including oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery, and/or profitability of AEP’s generation plants and related assets; evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including nuclear fuel; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation; AEP’s ability to constrain operation and maintenance costs; prices and demand for power generated and sold at wholesale; changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation; AEP’s ability to recover through rates any remaining unrecovered investment in generating units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for capacity and electricity, coal, and other energy-related commodities, particularly changes in the price of natural gas; changes in utility regulation and the allocation of costs within regional transmission organizations, including ERCOT, PJM and SPP; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of AEP debt; the impact of volatility in the capital markets on the value of the investments held by AEP’s pension, other postretirement benefit plans, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements; accounting pronouncements periodically issued by accounting standard-setting bodies; and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, naturally occurring and human caused fires, cyber security threats and other catastrophic events.

American Electric Power

Financial Results for Year-to-Date 2019
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2019
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		302.4	156.5	124.2	40.1	(50.4)	572.8	$1.16

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	3.0	—	3.0	0.01

Severance Charges	(b)	8.4	0.1	—	—	0.5	9.0	0.02

Total Special Items		8.4	0.1	—	3.0	0.5	12.0	$0.03

Operating Earnings (non-GAAP)		310.8	156.6	124.2	43.1	(49.9)	584.8	$1.19

Financial Results for Year-to-Date 2018
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2018
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS
		($ millions)

GAAP Earnings		231.2	125.4	104.0	18.2	(24.4)	454.4	$0.92

Special Items
Mark-to-Market Impact of Economic Hedging Activities	(a)	—	—	—	18.8	—	18.8	0.04

Total Special Items		—	—	—	18.8	—	18.8	$0.04

Operating Earnings (non-GAAP)		231.2	125.4	104.0	37.0	(24.4)	473.2	$0.96

(a)	Reflected in Revenues and Income Tax Expense.

(b)	Reflected in Other Operation Expenses and Income Tax Expense.

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31
ENERGY & DELIVERY SUMMARY	2019	2018	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	9,216	9,572	(3.7)%
Commercial	5,633	5,787	(2.7)%
Industrial	8,545	8,578	(0.4)%
Miscellaneous	546	553	(1.3)%
Total Retail (a)	23,940	24,490	(2.2)%

Wholesale Electric (in millions of kWh): (b)	5,804	5,738	1.2%

Total KWHs	29,744	30,228	(1.6)%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	6,547	6,797	(3.7)%
Commercial	5,618	5,686	(1.2)%
Industrial	5,771	5,674	1.7%
Miscellaneous	176	171	2.9%
Total Retail (a)(c)	18,112	18,328	(1.2)%

Wholesale Electric (in millions of kWh): (d)	638	667	(4.3)%

Total KWHs	18,750	18,995	(1.3)%

(a)	2018 KWHs have been revised to reflect the reclassification of certain customer accounts between Retail classes. This reclassification did not impact previously reported Total Retail KWhs.

(b)	Includes Off-System Sales, municipalities and cooperatives, unit power, and other wholesale customers.

(c)	Represents energy delivered to distribution customers.

(d)	Primarily Ohio's contractually obligated purchases of OVEC power sold to PJM.